 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-205558-02
The information in this preliminary prospectus supplement is not complete and may be changed. Neither this preliminary prospectus supplement nor the accompanying prospectus is an offer to sell the securities and neither is soliciting any offer to buy the securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion
Preliminary Prospectus Supplement dated May 3, 2018
PROSPECTUS SUPPLEMENT
(To prospectus dated July 8, 2015)
Florida Power & Light Company
First Mortgage Bonds,
$                  % Series due June 1, 2048

Florida Power & Light Company (“FPL”) will pay interest on the first mortgage bonds offered hereunder (“Offered Bonds”) on June 1 and December 1 of each year, beginning December 1, 2018. FPL may redeem some or all of the Offered Bonds at any time before their maturity date at the redemption prices discussed under “Certain Terms of the Offered Bonds—Redemption” beginning on page S-15 of this prospectus supplement.
FPL does not intend to apply to list the Offered Bonds on a securities exchange. The Offered Bonds are secured by the lien of FPL’s mortgage and rank equally with all of FPL’s first mortgage bonds from time to time outstanding. The lien of the mortgage is discussed under “Description of Bonds—Security” beginning on page 8 of the accompanying prospectus.
See “Risk Factors” beginning on page S-1 of this prospectus supplement to read about certain factors you should consider before making an investment in the Offered Bonds.

Neither the Securities and Exchange Commission nor any other securities commission in any jurisdiction has approved or disapproved of the Offered Bonds or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per First Mortgage Bond	Total
Price to Public	%	$
Underwriting Discount	%	$
Proceeds to FPL (before expenses)	%	$
In addition to the Price to Public set forth above, each purchaser will pay an amount equal to the interest, if any, accrued on the Offered Bonds from the date that the Offered Bonds are originally issued to the date that they are delivered to that purchaser.
The Offered Bonds are expected to be delivered in book-entry only form through The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and/or Euroclear Bank SA/NV, as operator of the Euroclear System, against payment in New York, New York on or about May   , 2018.

Joint Book-Running Managers
BNP PARIBAS	BofA Merrill Lynch	Credit Suisse	Morgan Stanley
CIBC Capital Markets	KeyBanc Capital Markets	RBC Capital Markets
Co-Managers
Academy Securities	ICBC Standard Bank	Santander
Junior Co-Manager
Drexel Hamilton
The date of this prospectus supplement is May   , 2018.

You should rely only on the information incorporated by reference or provided in this prospectus supplement and in the accompanying prospectus and in any written communication from FPL or the underwriters specifying the final terms of the offering. Neither FPL nor the underwriters have authorized anyone else to provide you with additional or different information. Neither FPL nor the underwriters are making an offer of the Offered Bonds in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

Prospectus Supplement
Prospectus
S-i

RISK FACTORS
The information in this section supplements the information in the “Risk Factors” section beginning on page 3 of the accompanying prospectus.
Before purchasing the Offered Bonds, investors should carefully consider the following risk factors together with the risk factors and other information incorporated by reference or provided in the accompanying prospectus or in this prospectus supplement in order to evaluate an investment in the Offered Bonds.
Regulatory, Legislative and Legal Risks
FPL’s business, financial condition, results of operations and prospects may be materially adversely affected by the extensive regulation of its business.
FPL’s operations are subject to complex and comprehensive federal, state and other regulation. This extensive regulatory framework, portions of which are more specifically identified in the following risk factors, regulates, among other things and to varying degrees, FPL’s industry, business, rates and cost structures, operation and licensing of nuclear power facilities, construction and operation of electricity generation, transmission and distribution facilities, natural gas production and natural gas, oil and other fuel transportation, processing and storage facilities, acquisition, disposal, depreciation and amortization of facilities and other assets, decommissioning costs and funding, service reliability, wholesale and retail competition, and commodities trading and derivatives transactions. In its business planning and in the management of its operations, FPL must address the effects of regulation on its business and any inability or failure to do so adequately could have a material adverse effect on its business, financial condition, results of operations and prospects.
FPL’s business, financial condition, results of operations and prospects could be materially adversely affected if it is unable to recover in a timely manner any significant amount of costs, a return on certain assets or a reasonable return on invested capital through base rates, cost recovery clauses, other regulatory mechanisms or otherwise.
FPL is an electric utility subject to the jurisdiction of the Florida Public Service Commission (“FPSC”) over a wide range of business activities, including, among other items, the retail rates charged to its customers through base rates and cost recovery clauses, the terms and conditions of its services, procurement of electricity for its customers and fuel for its plant operations, issuances of securities, and aspects of the siting, construction and operation of its generation plants and transmission and distribution systems for the sale of electric energy. The FPSC has the authority to disallow recovery by FPL of costs that it considers excessive or imprudently incurred and to determine the level of return that FPL is permitted to earn on invested capital. The regulatory process, which may be adversely affected by the political, regulatory and economic environment in Florida and elsewhere, limits or could otherwise adversely impact FPL’s earnings. The regulatory process also does not provide any assurance as to achievement of authorized or other earnings levels, or that FPL will be permitted to earn an acceptable return on capital investments it wishes to make. FPL’s business, financial condition, results of operations and prospects could be materially adversely affected if any material amount of costs, a return on certain assets or a reasonable return on invested capital cannot be recovered through base rates, cost recovery clauses, other regulatory mechanisms or otherwise.
Regulatory decisions that are important to FPL may be materially adversely affected by political, regulatory and economic factors.
The local and national political, regulatory and economic environment has had, and may in the future have, an adverse effect on FPSC decisions with negative consequences for FPL. These decisions may require, for example, FPL to cancel or delay planned development activities, to reduce or delay other planned capital expenditures or to pay for investments or otherwise incur costs that it may not be able to recover through rates, each of which could have a material adverse effect on the business, financial condition, results of operations and prospects of FPL.

FPL’s use of derivative instruments could be subject to prudence challenges and, if found imprudent, could result in disallowances of cost recovery for such use by the FPSC.
The FPSC engages in an annual prudence review of FPL’s use of derivative instruments in its risk management fuel procurement program and should it find any such use to be imprudent, the FPSC could deny cost recovery for such use by FPL. Such an outcome could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
FPL’s business, financial condition, results of operations and prospects could be materially adversely affected as a result of new or revised laws, regulations, interpretations or other regulatory initiatives.
FPL’s business is influenced by various legislative and regulatory initiatives, including, but not limited to, new or revised laws, regulations, interpretations and other regulatory initiatives regarding deregulation or restructuring of the energy industry, regulation of the commodities trading and derivatives markets, and regulation of environmental matters, such as regulation of air emissions, regulation of water consumption and water discharges, and regulation of gas and oil infrastructure operations, as well as associated environmental permitting. Changes in the nature of the regulation of FPL’s business could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects. FPL is unable to predict future legislative or regulatory changes, initiatives or interpretations, although any such changes, initiatives or interpretations may increase costs and competitive pressures on FPL, which could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
FPL has limited competition in the Florida market for retail electricity customers. Any changes in Florida law or regulation which introduce competition in the Florida retail electricity market, such as government incentives that facilitate the installation of solar generation facilities on residential or other rooftops at below cost or that are otherwise subsidized by non-participants, or would permit third-party sales of electricity, could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects. There can be no assurance that FPL will be able to respond adequately to such regulatory changes, which could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
FPL’s over-the-counter (“OTC”) financial derivatives are subject to rules implementing the Dodd-Frank Wall Street Reform and Consumer Protection Act and similar international regulations that are designed to promote transparency, mitigate systemic risk and protect against market abuse. FPL cannot predict the impact any proposed or not fully implemented final rules will have on its ability to hedge its commodity and interest rate risks or on OTC derivatives markets as a whole, but such rules and regulations could have a material adverse effect on FPL’s risk exposure, as well as reduce market liquidity and further increase the cost of hedging activities.
FPL is subject to numerous environmental laws, regulations and other standards that may result in capital expenditures, increased operating costs and various liabilities, and may require FPL to limit or eliminate certain operations.
FPL is subject to environmental laws, regulations and other standards, including, but not limited to, extensive federal, state and local environmental statutes, rules and regulations relating to air quality, water quality and usage, soil quality, climate change, emissions of greenhouse gases, including, but not limited to, carbon dioxide (“CO2”), waste management, hazardous wastes, marine, avian and other wildlife mortality and habitat protection, historical artifact preservation, natural resources, health (including, but not limited to, electric and magnetic fields from power lines and substations), safety and renewable portfolio standards, that could, among other things, prevent or delay the development of power generation, power or natural gas transmission, or other infrastructure projects, restrict the output of some existing facilities, limit the availability and use of some fuels required for the production of electricity, require additional pollution control equipment, and otherwise increase costs, increase capital expenditures and limit or eliminate certain operations.
There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future as a result of new requirements and stricter or more expansive application of existing environmental regulations.

Violations of current or future laws, rules, regulations or other standards could expose FPL to regulatory and legal proceedings, disputes with, and legal challenges by, third parties, and potentially significant civil fines, criminal penalties and other sanctions. Proceedings could include, for example, litigation regarding property damage, personal injury, common law nuisance and enforcement by citizens or governmental authorities of environmental requirements.
FPL’s business could be negatively affected by federal or state laws or regulations mandating new or additional limits on the production of greenhouse gas emissions.
Federal or state laws or regulations may be adopted that would impose new or additional limits on the emissions of greenhouse gases, including, but not limited to, CO2 and methane, from electric generation units using fossil fuels like coal and natural gas. The potential effects of greenhouse gas emission limits on FPL’s electric generation units are subject to significant uncertainties based on, among other things, the timing of the implementation of any new requirements, the required levels of emission reductions, the nature of any market-based or tax-based mechanisms adopted to facilitate reductions, the relative availability of greenhouse gas emission reduction offsets, the development of cost-effective, commercial-scale carbon capture and storage technology and supporting regulations and liability mitigation measures, and the range of available compliance alternatives.
While FPL’s electric generation units emit greenhouse gases at a lower rate of emissions than most of the U.S. electric generation sector, the results of operations of FPL could be materially adversely affected to the extent that new federal or state laws or regulations impose any new greenhouse gas emission limits. Any future limits on greenhouse gas emissions could:
•
create substantial additional costs in the form of taxes or emission allowances;

•
make some of FPL’s electric generation units uneconomical to operate in the long term;

•
require significant capital investment in carbon capture and storage technology, fuel switching, or the replacement of high-emitting generation facilities with lower-emitting generation facilities; or

•
affect the availability or cost of fossil fuels.

There can be no assurance that FPL would be able to completely recover any such costs or investments, which could have a material adverse effect on its business, financial condition, results of operations and prospects.
Extensive federal regulation of the operations and business of FPL exposes FPL to significant and increasing compliance costs and may also expose it to substantial monetary penalties and other sanctions for compliance failures.
FPL’s operations and business are subject to extensive federal regulation, which generally imposes significant and increasing compliance costs on its operations and business. Additionally, any actual or alleged compliance failures could result in significant costs and other potentially adverse effects of regulatory investigations, proceedings, settlements, decisions and claims, including, among other items, potentially significant monetary penalties. As an example, under the Energy Policy Act of 2005, FPL, as an owner and operator of bulk-power transmission systems and/or electric generation facilities, is subject to mandatory reliability standards. Compliance with these mandatory reliability standards may subject FPL to higher operating costs and may result in increased capital expenditures. If FPL is found not to be in compliance with these standards, it may incur substantial monetary penalties and other sanctions. Both the costs of regulatory compliance and the costs that may be imposed as a result of any actual or alleged compliance failures could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
Changes in tax laws, guidance or policies, including but not limited to changes in corporate income tax rates, as well as judgments and estimates used in the determination of tax-related asset and liability amounts, could materially adversely affect FPL’s business, financial condition, results of operations and prospects.
FPL’s provision for income taxes and reporting of tax-related assets and liabilities require significant judgments and the use of estimates. Amounts of tax-related assets and liabilities involve judgments and estimates of the timing and probability of recognition of income, deductions and tax credits, including, but not limited to, estimates for potential adverse outcomes regarding tax positions that have been taken and the ability to utilize tax benefit carryforwards, such as net operating loss and tax credit carryforwards. Actual income taxes could vary significantly from estimated amounts due to the future impacts of, among other things, changes in tax laws, guidance or policies, including changes in corporate income tax rates, the financial condition and results of operations of FPL, and the resolution of audit issues raised by taxing authorities. These factors, including the ultimate resolution of income tax matters, may result in material adjustments to tax-related assets and liabilities, which could materially adversely affect FPL’s business, financial condition, results of operations and prospects.
FPL’s business, financial condition, results of operations and prospects may be materially adversely affected due to adverse results of litigation.
FPL’s business, financial condition, results of operations and prospects may be materially affected by adverse results of litigation. Unfavorable resolution of legal proceedings in which FPL is involved or other future legal proceedings, including, but not limited to, class action lawsuits, may have a material adverse effect on the business, financial condition, results of operations and prospects of FPL.
Operational Risks
FPL’s business, financial condition, results of operations and prospects could suffer if FPL does not proceed with projects under development or is unable to complete the construction of, or capital improvements to, electric generation, transmission and distribution facilities or other facilities on schedule or within budget.
FPL’s ability to proceed with projects under development and to complete construction of, and capital improvement projects for, its electric generation, transmission and distribution facilities and other facilities on schedule and within budget may be adversely affected by escalating costs for materials and labor and regulatory compliance, inability to obtain or renew necessary licenses, rights-of-way, permits or other approvals on acceptable terms or on schedule, disputes involving contractors, labor organizations, land owners, governmental entities, environmental groups, Native American and aboriginal groups, lessors, joint venture partners and other third parties, negative publicity, transmission interconnection issues and other factors. If any development project or construction or capital improvement project is not completed, is delayed or is subject to cost overruns, certain associated costs may not be approved for recovery or otherwise be recoverable through regulatory mechanisms that may be available, and FPL could become obligated to make delay or termination payments or become obligated for other damages under contracts, could experience the loss of tax credits or tax incentives, or delayed or diminished returns, and could be required to write-off all or a portion of its investment in the project. Any of these events could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
FPL may face risks related to project siting, financing, construction, permitting, governmental approvals and the negotiation of project development agreements that may impede its development and operating activities.
FPL owns, develops, constructs, manages and operates electric-generation and transmission facilities. A key component of FPL’s growth is its ability to construct and operate generation and transmission facilities to meet customer needs. As part of these operations, FPL must periodically apply for licenses and permits from various local, state, federal and other regulatory authorities and abide by their respective conditions. Should FPL be unsuccessful in obtaining necessary licenses or permits on acceptable terms, should there be a delay in obtaining or renewing necessary licenses or permits or should regulatory authorities initiate any associated investigations or enforcement actions or impose related penalties or disallowances on FPL, FPL’s business, financial condition, results of operations and prospects could be materially adversely affected. Any failure to negotiate successful project development agreements for new facilities with third parties could have similar results.
The operation and maintenance of FPL’s electric generation, transmission and distribution facilities and other facilities are subject to many operational risks, the consequences of which could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
FPL’s electric generation, transmission and distribution facilities and other facilities are subject to many operational risks. Operational risks could result in, among other things, lost revenues due to prolonged outages, increased expenses due to monetary penalties or fines for compliance failures, liability to third parties for property and personal injury damage, a failure to perform under applicable power sales agreements or other agreements and associated loss of revenues from terminated agreements or liability for liquidated damages under continuing agreements, and replacement equipment costs or an obligation to purchase or generate replacement power at higher prices.
Uncertainties and risks inherent in operating and maintaining FPL’s facilities include, but are not limited to:
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risks associated with facility start-up operations, such as whether the facility will achieve projected operating performance on schedule and otherwise as planned;

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failures in the availability, acquisition or transportation of fuel or other necessary supplies;

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the impact of unusual or adverse weather conditions and natural disasters, including, but not limited to, hurricanes, tornadoes, floods, earthquakes and droughts;

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performance below expected or contracted levels of output or efficiency;

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breakdown or failure, including, but not limited to, explosions, fires, leaks or other major events, of equipment, transmission and distribution lines or pipelines;

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availability of replacement equipment;

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risks of property damage or human injury from energized equipment, hazardous substances or explosions, fires, leaks or other events;

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availability of adequate water resources and ability to satisfy water intake and discharge requirements;

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inability to identify, manage properly or mitigate equipment defects in FPL’s facilities;

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use of new or unproven technology;

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risks associated with dependence on a specific type of fuel or fuel source, such as commodity price risk, availability of adequate fuel supply and transportation, and lack of available alternative fuel sources;

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increased competition due to, among other factors, new facilities, excess supply, shifting demand and regulatory changes; and

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insufficient insurance, warranties or performance guarantees to cover any or all lost revenues or increased expenses from the foregoing.

FPL’s business, financial condition, results of operations and prospects may be negatively affected by a lack of growth or slower growth in the number of customers or in customer usage.
Growth in customer accounts and growth of customer usage each directly influence the demand for electricity and the need for additional power generation and power delivery facilities, as well as the need for energy-related commodities such as natural gas. Customer growth and customer usage are affected by a number of factors outside the control of FPL, such as mandated energy efficiency measures, demand side management requirements, and economic and demographic conditions, such as population changes, job and income growth, housing starts, new business formation and the overall level of economic activity. A lack of growth, or a decline, in the number of customers or in customer demand for electricity or natural gas and other fuels may cause FPL to fail to fully realize the anticipated benefits from significant investments and expenditures and could have a material adverse effect on FPL’s growth, business, financial condition, results of operations and prospects.
FPL’s business, financial condition, results of operations and prospects can be materially adversely affected by weather conditions, including, but not limited to, the impact of severe weather.
Weather conditions directly influence the demand for electricity and natural gas and other fuels and affect the price of energy and energy-related commodities. In addition, severe weather and natural disasters, such as hurricanes, floods, tornadoes and earthquakes, can be destructive and cause power outages and property damage, reduce revenue, affect the availability of fuel and water, and require FPL to incur additional costs, for example, to restore service and repair damaged facilities, to obtain replacement power and to access available financing sources. Furthermore, FPL’s physical plants could be placed at greater risk of damage should changes in the global climate produce unusual variations in temperature and weather patterns, resulting in more intense, frequent and extreme weather events, abnormal levels of precipitation and a change in sea level. FPL operates in the east and lower west coasts of Florida, an area that historically has been prone to severe weather events, such as hurricanes. A disruption or failure of electric generation, transmission or distribution systems or natural gas production, transmission, storage or distribution systems in the event of a hurricane, tornado or other severe weather event, or otherwise, could prevent FPL from operating its business in the normal course and could result in any of the adverse consequences described above. Any of the foregoing could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
At FPL, recovery of costs to restore service and repair damaged facilities is or may be subject to regulatory approval, and any determination by the regulator not to permit timely and full recovery of the costs incurred could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
Threats of terrorism and catastrophic events that could result from terrorism, cyber attacks, or individuals and/or groups attempting to disrupt FPL’s business, or the businesses of third parties, may materially adversely affect FPL’s business, financial condition, results of operations and prospects.
FPL is subject to the potentially adverse operating and financial effects of terrorist acts and threats, as well as cyber attacks and other disruptive activities of individuals or groups. There have been cyber attacks on energy infrastructure such as substations, gas pipelines and related assets in the past and there may be such attacks in the future. FPL’s generation, transmission and distribution facilities, fuel storage facilities, information technology systems and other infrastructure facilities and systems could be direct targets of, or otherwise be materially adversely affected by, such activities.
Terrorist acts, cyber attacks or other similar events affecting FPL’s systems and facilities, or those of third parties on which FPL relies, could harm FPL’s business, for example, by limiting its ability to generate, purchase or transmit power, natural gas or other energy-related commodities by limiting its ability to bill customers and collect and process payments, and by delaying its development and construction of new generation, distribution or transmission facilities or capital improvements to existing facilities. These events, and governmental actions in response, could result in a material decrease in revenues, significant additional costs (for example, to repair assets, implement additional security requirements or maintain or acquire insurance), significant fines and penalties and reputational damage, could materially adversely affect FPL’s operations (for example, by contributing to disruption of supplies and markets for natural gas, oil and other fuels), and could impair FPL’s ability to raise capital (for example, by contributing to financial instability and lower economic activity). In addition, the implementation of security guidelines and measures has resulted in and is expected to continue to result in increased costs. Such events or actions may materially adversely affect FPL’s business, financial condition, results of operations and prospects.
The ability of FPL to obtain insurance and the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events and company-specific events, as well as the financial condition of insurers. FPL’s insurance coverage does not provide protection against all significant losses.
Insurance coverage may not continue to be available or may not be available at rates or on terms similar to those presently available to FPL. The ability of FPL to obtain insurance and the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events and company-specific events, as well as the financial condition of insurers. If insurance coverage is not available or obtainable on acceptable terms, FPL may be required to pay costs associated with adverse future events. FPL generally is not fully insured against all significant losses. For example, FPL is not fully insured against hurricane-related losses, but would instead seek recovery of such uninsured losses from customers subject to approval by the FPSC, to the extent losses exceed restricted funds set aside to cover the cost of storm damage. A loss for which FPL is not fully insured could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.

FPL’s hedging and trading procedures and associated risk management tools may not protect against significant losses.
FPL has hedging and trading procedures and associated risk management tools, such as separate but complementary financial, credit, operational, compliance and legal reporting systems, internal controls, management review processes and other mechanisms. FPL is unable to assure that such procedures and tools will be effective against all potential risks, including, without limitation, employee misconduct. If such procedures and tools are not effective, this could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
If price movements significantly or persistently deviate from historical behavior, FPL’s risk management tools associated with its hedging and trading procedures may not protect against significant losses.
FPL’s risk management tools and metrics associated with its hedging and trading procedures, such as daily value at risk, earnings at risk, stop loss limits and liquidity guidelines, are based on historical price movements. Due to the inherent uncertainty involved in price movements and potential deviation from historical pricing behavior, FPL is unable to assure that its risk management tools and metrics will be effective to protect against material adverse effects on its business, financial condition, results of operations and prospects.
If power transmission or natural gas, nuclear fuel or other commodity transportation facilities are unavailable or disrupted, FPL’s ability to sell and deliver power or natural gas may be limited.
FPL depends upon power transmission and natural gas, nuclear fuel and other commodity transportation facilities, many of which it does not own. Occurrences affecting the operation of these facilities that may or may not be beyond FPL’s control (such as severe weather or a generation or transmission facility outage, pipeline rupture, or sudden and significant increase or decrease in wind generation) may limit or halt the ability of FPL to sell and deliver power and natural gas, or to purchase necessary fuels and other commodities, which could materially adversely impact FPL’s business, financial condition, results of operations and prospects.
FPL is subject to credit and performance risk from customers, hedging counterparties and vendors.
FPL is exposed to risks associated with the creditworthiness and performance of its customers, hedging counterparties and vendors under contracts for the supply of equipment, materials, fuel and other goods and services required for its business operations and for the construction and operation of, and for capital improvements to, its facilities. Adverse conditions in the energy industry or the general economy, as well as circumstances of individual customers, hedging counterparties and vendors, may adversely affect the ability of some customers, hedging counterparties and vendors to perform as required under their contracts with FPL.
If any hedging, vending or other counterparty fails to fulfill its contractual obligations, FPL may need to make arrangements with other counterparties or vendors, which could result in material financial losses, higher costs, untimely completion of power generation facilities and other projects, and/or a disruption of its operations. If a defaulting counterparty is in poor financial condition, FPL may not be able to recover damages for any contract breach.
FPL could recognize financial losses or a reduction in operating cash flows if a counterparty fails to perform or make payments in accordance with the terms of derivative contracts or if FPL is required to post margin cash collateral under derivative contracts.
FPL uses derivative instruments, such as swaps, options, futures and forwards, some of which are traded in the OTC markets or on exchanges, to manage its commodity and financial market risks. Any failures by FPL’s counterparties to perform or make payments in accordance with the terms of those transactions could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects. Similarly, any requirement for FPL to post margin cash collateral under its derivative contracts could have a material adverse effect on its business, financial condition, results of operations and prospects.

FPL is highly dependent on sensitive and complex information technology systems, and any failure or breach of those systems could have a material adverse effect on its business, financial condition, results of operations and prospects.
FPL operates in a highly regulated industry that requires the continuous functioning of sophisticated information technology systems and network infrastructure. Despite FPL’s implementation of security measures, all of its technology systems are vulnerable to disability, failures or unauthorized access due to such activities. If FPL’s information technology systems were to fail or be breached, sensitive confidential and other data could be compromised and FPL could be unable to fulfill critical business functions.
FPL’s business is highly dependent on its ability to process and monitor, on a daily basis, a very large number of transactions, many of which are highly complex and cross numerous and diverse markets. Due to the size, scope, complexity and geographical reach of FPL’s business, the development and maintenance of information technology systems to keep track of and process information is critical and challenging. FPL’s operating systems and facilities may fail to operate properly or become disabled as a result of events that are either within, or wholly or partially outside of, its control, such as operator error, severe weather, terrorist activities or cyber incidents. Any such failure or disabling event could materially adversely affect FPL’s ability to process transactions and provide services, and its business, financial condition, results of operations and prospects.
FPL adds, modifies and replaces information systems on a regular basis. Modifying existing information systems or implementing new or replacement information systems is costly and involves risks, including, but not limited to, integrating the modified, new or replacement system with existing systems and processes, implementing associated changes in accounting procedures and controls, and ensuring that data conversion is accurate and consistent. Any disruptions or deficiencies in existing information systems, or disruptions, delays or deficiencies in the modification or implementation of new information systems, could result in increased costs, the inability to track or collect revenues and the diversion of management’s and employees’ attention and resources, and could negatively impact the effectiveness of FPL’s control environment, and/or FPL’s ability to timely file required regulatory reports.
FPL also faces the risks of operational failure or capacity constraints of third parties, including, but not limited to, those who provide power transmission and natural gas transportation services.
FPL’s retail business is subject to the risk that sensitive customer data may be compromised, which could result in a material adverse impact to its reputation and/or have a material adverse effect on the business, financial condition, results of operations and prospects of FPL.
FPL’s retail business requires access to sensitive customer data in the ordinary course of business. FPL’s retail business may also need to provide sensitive customer data to vendors and service providers who require access to this information in order to provide services, such as call center services, to the retail business. If a significant breach occurred, the reputation of FPL could be materially adversely affected, customer confidence could be diminished, or customer information could be subject to identity theft. FPL would be subject to costs associated with the breach and/or FPL could be subject to fines and legal claims, any of which may have a material adverse effect on the business, financial condition, results of operations and prospects of FPL.
FPL could recognize financial losses as a result of volatility in the market values of derivative instruments and limited liquidity in OTC markets.
FPL executes transactions in derivative instruments on either recognized exchanges or via the OTC markets, depending on management’s assessment of the most favorable credit and market execution factors. Transactions executed in OTC markets have the potential for greater volatility and less liquidity than transactions on recognized exchanges. As a result, FPL may not be able to execute desired OTC transactions due to such heightened volatility and limited liquidity.
In the absence of actively quoted market prices and pricing information from external sources, the valuation of derivative instruments involves management’s judgment and use of estimates. As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these derivative instruments and have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.

FPL may be materially adversely affected by negative publicity.
From time to time, political and public sentiment may result in a significant amount of adverse press coverage and other adverse public statements affecting FPL. Adverse press coverage and other adverse statements, whether or not driven by political or public sentiment, may also result in investigations by regulators, legislators and law enforcement officials or in legal claims. Responding to these investigations and lawsuits, regardless of the ultimate outcome of the proceeding, can divert the time and effort of senior management from FPL’s business.
Addressing any adverse publicity, governmental scrutiny or enforcement or other legal proceedings is time consuming and expensive and, regardless of the factual basis for the assertions being made, can have a negative impact on the reputation of FPL, on the morale and performance of its employees and on its relationships with its regulators. It may also have a negative impact on FPL’s ability to take timely advantage of various business and market opportunities. The direct and indirect effects of negative publicity, and the demands of responding to and addressing it, may have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
FPL’s business, financial condition, results of operations and prospects may be materially adversely affected if FPL is unable to maintain, negotiate or renegotiate franchise agreements on acceptable terms with municipalities and counties in Florida.
FPL must negotiate franchise agreements with municipalities and counties in Florida to provide electric services within such municipalities and counties, and electricity sales generated pursuant to these agreements represent a very substantial portion of FPL’s revenues. If FPL is unable to maintain, negotiate or renegotiate such franchise agreements on acceptable terms, it could contribute to lower earnings and FPL may not fully realize the anticipated benefits from significant investments and expenditures, which could materially adversely affect FPL’s business, financial condition, results of operations and prospects.
FPL’s business, financial condition, results of operations and prospects could be materially adversely affected by work strikes or stoppages and increasing personnel costs.
Employee strikes or work stoppages could disrupt operations and lead to a loss of revenue and customers. Personnel costs may also increase due to inflationary or competitive pressures on payroll and benefits costs and revised terms of collective bargaining agreements with union employees. These consequences could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
Nuclear Generation Risks
The operation and maintenance of FPL’s nuclear generation facilities involve environmental, health and financial risks that could result in fines or the closure of the facilities and in increased costs and capital expenditures.
FPL’s nuclear generation facilities are subject to environmental, health and financial risks, including, but not limited to, those relating to site storage of spent nuclear fuel, the disposition of spent nuclear fuel, leakage and emissions of tritium and other radioactive elements in the event of a nuclear accident or otherwise, the threat of a terrorist attack or cyber incident and other potential liabilities arising out of the ownership or operation of the facilities. FPL maintains decommissioning funds and external insurance coverage which are intended to reduce the financial exposure to some of these risks; however, the cost of decommissioning nuclear generation facilities could exceed the amount available in FPL’s decommissioning funds, and the exposure to liability and property damages could exceed the amount of insurance coverage. If FPL is unable to recover the additional costs incurred through insurance or regulatory mechanisms, its business, financial condition, results of operations and prospects could be materially adversely affected.
In the event of an incident at any nuclear generation facility in the U.S. or at certain nuclear generation facilities in Europe, FPL could be assessed significant retrospective assessments and/or retrospective insurance premiums as a result of its participation in a secondary financial protection system and nuclear insurance mutual companies.
Liability for accidents at nuclear power plants is governed by the Price-Anderson Act, which limits the liability of nuclear reactor owners to the amount of insurance available from both private sources and an industry retrospective payment plan. In accordance with this Act, FPL maintains the maximum amount of private liability insurance obtainable, and participates in a secondary financial protection system, which provides liability insurance coverage for an incident at any nuclear reactor in the U.S. Under the secondary financial protection system, FPL is subject to retrospective assessments and/or retrospective insurance premiums, plus any applicable taxes, for an incident at any nuclear reactor in the U.S. or at certain nuclear generation facilities in Europe, regardless of fault or proximity to the incident. Such assessments, if levied, could materially adversely affect FPL’s business, financial condition, results of operations and prospects.
U.S. Nuclear Regulatory Commission (“NRC”) orders or new regulations related to increased security measures and any future safety requirements promulgated by the NRC could require FPL to incur substantial operating and capital expenditures at its nuclear generation facilities and/or result in reduced revenues.
The NRC has broad authority to impose licensing and safety-related requirements for the operation and maintenance of nuclear generation facilities, the addition of capacity at existing nuclear generation facilities and the construction of new nuclear generation facilities, and these requirements are subject to change. In the event of non-compliance, the NRC has the authority to impose fines and/or shut down a nuclear generation facility, depending upon the NRC’s assessment of the severity of the situation, until compliance is achieved. Any of the foregoing events could require FPL to incur increased costs and capital expenditures, and could reduce revenues.
Any serious nuclear incident occurring at an FPL plant could result in substantial remediation costs and other expenses. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear generation facility. An incident at a nuclear facility anywhere in the world also could cause the NRC to impose additional conditions or other requirements on the industry, or on certain types of nuclear generation units, which could increase costs, reduce revenues and result in additional capital expenditures.
The inability to operate any of FPL’s nuclear generation units through the end of their respective operating licenses could have a material adverse effect on FPL’s business, financial condition, results of operations and prospects.
If any of FPL’s nuclear generation facilities are not operated for any reason through the life of their respective operating licenses, FPL may be required to increase depreciation rates, incur impairment charges and accelerate future decommissioning expenditures, any of which could materially adversely affect its business, financial condition, results of operations and prospects.
FPL’s nuclear units are periodically removed from service to accommodate planned refueling and maintenance outages, and for other purposes. If planned outages last longer than anticipated or if there are unplanned outages, FPL’s results of operations and financial condition could be materially adversely affected.
FPL’s nuclear units are periodically removed from service to accommodate planned refueling and maintenance outages, including, but not limited to, inspections, repairs and certain other modifications as well as to replace equipment. In the event that a scheduled outage lasts longer than anticipated or in the event of an unplanned outage due to, for example, equipment failure, such outages could materially adversely affect FPL’s business, financial condition, results of operations and prospects.
Liquidity and Capital Requirements Risks
Disruptions, uncertainty or volatility in the credit and capital markets may negatively affect FPL’s ability to fund its liquidity and capital needs and to meet its growth objectives, and can also materially adversely affect its results of operations and financial condition.
FPL relies on access to capital and credit markets as significant sources of liquidity for capital requirements and other operations requirements that are not satisfied by operating cash flows. Disruptions, uncertainty or volatility in those capital and credit markets could increase FPL’s cost of capital and affect their ability to fund their liquidity and capital needs and to meet their growth objectives. If FPL is unable to access regularly the capital and credit markets on terms that are reasonable, it may have to delay raising capital, issue shorter-term securities and incur an unfavorable cost of capital, which, in turn, could adversely affect its ability to grow its business, could contribute to lower earnings and reduced financial flexibility, and could have a material adverse effect on its business, financial condition, results of operations and prospects.
FPL’s inability to maintain its current credit ratings may materially adversely affect FPL’s liquidity and results of operations, limit the ability of FPL to grow its business, and increase interest costs.
The inability of FPL to maintain its current credit ratings could materially adversely affect its ability to raise capital or obtain credit on favorable terms, which, in turn, could impact FPL’s ability to grow its business and service indebtedness and repay borrowings, and would likely increase its interest costs. In addition, certain agreements and guarantee arrangements would require posting of additional collateral in the event of a ratings downgrade. Some of the factors that can affect credit ratings are cash flows, liquidity, the amount of debt as a component of total capitalization, and political, legislative and regulatory actions. There can be no assurance that one or more of the ratings of FPL will not be lowered or withdrawn entirely by a rating agency.
FPL’s liquidity may be impaired if its credit providers are unable to fund their credit commitments to FPL or to maintain their current credit ratings.
The inability of FPL’s credit providers to fund their credit commitments or to maintain their current credit ratings could require FPL, among other things, to renegotiate requirements in agreements, find an alternative credit provider with acceptable credit ratings to meet funding requirements, or post cash collateral and could have a material adverse effect on FPL’s liquidity.
Poor market performance and other economic factors could affect NextEra Energy, Inc.’s (“NEE”) defined benefit pension plan’s funded status, which may materially adversely affect FPL’s business, financial condition, liquidity and results of operations and prospects.
NEE, FPL’s parent company, sponsors a qualified noncontributory defined benefit pension plan for substantially all employees of NEE and its subsidiaries. A decline in the market value of the assets held in the defined benefit pension plan due to poor investment performance or other factors may increase the funding requirements for this obligation.
NEE’s defined benefit pension plan is sensitive to changes in interest rates, since, as interest rates decrease the funding liabilities increase, potentially increasing benefits costs and funding requirements. Any increase in benefits costs or funding requirements may have a material adverse effect on FPL’s business, financial condition, liquidity, results of operations and prospects.
Poor market performance and other economic factors could adversely affect the asset values of FPL’s nuclear decommissioning funds, which may materially adversely affect FPL’s liquidity, financial condition and results of operations.
FPL is required to maintain decommissioning funds to satisfy its future obligations to decommission its nuclear power plants. A decline in the market value of the assets held in the decommissioning funds due to poor investment performance or other factors may increase the funding requirements for these obligations. Any increase in funding requirements may have a material adverse effect on FPL’s liquidity, financial condition and results of operations.

FLORIDA POWER & LIGHT COMPANY
FPL is a rate-regulated electric utility engaged primarily in the generation, transmission, distribution and sale of electric energy in Florida. FPL is the largest electric utility in the state of Florida and one of the largest electric utilities in the U.S. At December 31, 2017, FPL had approximately 26,600 megawatts of net generating capacity, approximately 75,000 circuit miles of transmission and distribution lines and approximately 620 substations. FPL provides service to its customers through an integrated transmission and distribution system that links its generation facilities to its customers. At December 31, 2017, FPL served approximately ten million people through nearly five million customer accounts. FPL’s service territory covers most of the east and lower west coasts of Florida. FPL, which was incorporated under the laws of Florida in 1925, is a wholly-owned subsidiary of NEE.
FPL’s principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, telephone number (561) 694-4000, and its mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.
USE OF PROCEEDS
The information in this section supplements the information in the “Use of Proceeds” section on page 3 of the accompanying prospectus. Please read these two sections together.
FPL will add the net proceeds from the sale of the Offered Bonds, which are expected to be approximately $          million (after deducting the underwriting discount and other offering expenses), to its general funds. FPL intends to use its general funds for general corporate purposes, including the repayment of a portion of FPL’s outstanding commercial paper obligations. As of May 2, 2018, FPL had approximately $1,618.5 million of outstanding commercial paper obligations which had maturities of up to 211 days and which had annual interest rates ranging from 1.85% to 2.75%. FPL will temporarily invest in short-term instruments any proceeds that are not immediately used for these purposes.
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
The information in this section supplements the information in the “Consolidated Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends” section on page 4 of the accompanying prospectus.
FPL’s consolidated ratio of earnings to fixed charges for the years ended December 31, 2015, December 31, 2016 and December 31, 2017 were 6.45, 6.63 and 6.76, respectively, and for the three months ended March 31, 2018 was 5.17.

CONSOLIDATED CAPITALIZATION OF FPL AND SUBSIDIARIES
The following table shows FPL’s consolidated capitalization as of March 31, 2018, and as adjusted to reflect the issuance of the Offered Bonds. This table, which is presented in this prospectus supplement solely to provide limited introductory information, is qualified in its entirety by, and should be considered in conjunction with, the more detailed information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus.
	March 31, 2018	Adjusted(a)
		Amount	Percent
	(In Millions)
Common shareholder’s equity	$18,367	$	%
Long-term debt (excluding current maturities)	11,803
Total capitalization	$30,170	$	100.0%

(a)
To give effect only to the issuance of the Offered Bonds offered by this prospectus supplement. Adjusted amounts do not reflect the addition of any premiums or deduction of any discounts or debt issuance costs in connection with the issuance of the Offered Bonds. Adjusted amounts also do not reflect any possible additional borrowings or issuance and sale of additional securities by FPL from time to time after the date of this prospectus supplement.

CERTAIN TERMS OF THE OFFERED BONDS
The information in this section supplements the information in the “Description of Bonds” section beginning on page 7 of the accompanying prospectus. Please read these two sections together.
General. FPL will issue $          aggregate principal amount of the Offered Bonds as a new series of First Mortgage Bonds (as defined in the accompanying prospectus) under the Mortgage (as defined in the accompanying prospectus). The One Hundred Twenty-Seventh Supplemental Indenture, dated as of May 1, 2018, supplements the Mortgage and establishes the specific terms of the Offered Bonds.
The Bonds will be issued in minimum denominations of  $2,000 and integral multiples of  $1,000 in excess thereof.
Interest and Payment. FPL will pay interest semi-annually on the Offered Bonds at the rate of        % per year. The Offered Bonds will mature on June 1, 2048. FPL will pay interest on the Offered Bonds on June 1 and December 1 of each year, each such date referred to as an “Interest Payment Date,” until maturity or earlier redemption. The first Interest Payment Date will be December 1, 2018. The record date for interest payable on any Interest Payment Date shall be the close of business on (1) the business day immediately preceding such Interest Payment Date so long as all of the Offered Bonds remain in book-entry only form or (2) the 15th calendar day immediately preceding such Interest Payment Date if any of the Offered Bonds do not remain in book-entry only form. See “—Book-Entry Only Issuance.”
Interest on the Offered Bonds will accrue from and including the date of original issuance to but excluding the first Interest Payment Date. Starting on the first Interest Payment Date, interest on each Offered Bond will accrue from and including the last Interest Payment Date to which FPL has paid, or duly provided for the payment of, interest on that Offered Bond to but excluding the next succeeding Interest Payment Date. No interest will accrue on an Offered Bond for the day that the Offered Bond matures. The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period for which interest is computed will be computed on the basis of the number of days in the period using 30-day calendar months. If any date on which interest, principal or premium, if any, is payable on the Offered Bonds falls on a day that is not a business day, then payment of the interest, principal or premium payable on that date will be made on the next succeeding day which is a business day, and without any interest or other payment in respect of such delay. A “business day” is any day that is not a Saturday, a Sunday, or a day on which banking institutions or trust companies in New York City are generally authorized or required by law or executive order to remain closed.

FPL will pay interest on any overdue principal and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest on the Offered Bonds at the rate of 6% per year.
Issuance of Additional Bonds. As of March 31, 2018, FPL could have issued under the Mortgage in excess of  $15 billion of additional First Mortgage Bonds based on unfunded Property Additions (as defined in the accompanying prospectus) and in excess of  $6.5 billion of additional First Mortgage Bonds based on retired First Mortgage Bonds.
Dividend Restrictions. As of March 31, 2018, no retained earnings were restricted by provisions of the Mortgage described in the accompanying prospectus which restrict the amount of retained earnings that FPL can use to pay cash dividends on its common stock.
Redemption. FPL may redeem some or all of the Offered Bonds at its option or if and when required by the Mortgage. FPL may redeem any of the Offered Bonds at any time or from time to time (each a “Redemption Date”). FPL will give notice of its intent to redeem some or all of the Offered Bonds at least 30 days prior to a Redemption Date. If FPL redeems all or any part of the Offered Bonds at any time prior to December 1, 2047 (six months prior to the maturity date of the Offered Bonds), it will pay a redemption price (“Redemption Price”) equal to the sum of:
(1)
100% of the principal amount of the Offered Bonds being redeemed plus

(2)
accrued and unpaid interest thereon, if any, to but excluding the Redemption Date plus

(3)
a “make-whole premium,” if any.

The Redemption Price for the Offered Bonds will never be less than 100% of the principal amount of those Offered Bonds plus accrued and unpaid interest on those Offered Bonds to but excluding the Redemption Date.
The amount of the make-whole premium with respect to any Offered Bonds to be redeemed in accordance with the foregoing paragraph will be equal to the excess, if any, of:
(1)
the sum of the present values (calculated as of the Redemption Date) of:

(a)
each interest payment that, but for such redemption, would have been payable on the Offered Bonds being redeemed on each Interest Payment Date occurring after the Redemption Date that would be payable if the Offered Bonds matured on December 1, 2047 (excluding any interest accruing (i) from and including the last Interest Payment Date preceding the Redemption Date as of which all then-accrued interest was paid (ii) to but excluding the Redemption Date); and

(b)
the principal amount that, but for such redemption, would have been payable at the final maturity of the Offered Bonds being redeemed; over

(2)
the principal amount of the Offered Bonds being redeemed.

The present values of interest and principal payments referred to in clause (1) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to but excluding the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus        basis points.
If FPL redeems all or any part of the Offered Bonds at any time on or after December 1, 2047, it will pay a redemption price equal to 100% of the principal amount of the Offered Bonds being redeemed, plus accrued and unpaid interest on the Offered Bonds being redeemed, if any, to but excluding the Redemption Date.
FPL will appoint an independent investment banking institution of national standing to calculate the make-whole premium when and as applicable; provided that BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated or Morgan Stanley & Co. LLC will make such calculation if  (1) FPL fails to make such appointment at least 30 days prior to the

Redemption Date, or (2) the institution so appointed is unwilling or unable to make such calculation. If BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated or Morgan Stanley & Co. LLC is to make such calculation but if none is willing or able to do so, then Deutsche Bank Trust Company Americas, as trustee under the Mortgage (the “Trustee”), will appoint an independent investment banking institution of national standing, in consultation with FPL, to make such calculation. In any case, the institution making such calculation is referred to in this prospectus supplement as an “Independent Investment Banker.”
For purposes of determining the make-whole premium, “Treasury Yield” means a rate of interest per year equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the Offered Bonds to be redeemed (assuming for this purpose that the Offered Bonds mature on December 1, 2047), in each case calculated to the nearest 1/12th of a year (the “Remaining Term”). The Independent Investment Banker will determine the Treasury Yield as of the third business day immediately preceding the applicable Redemption Date.
The Independent Investment Banker will determine the weekly average yields of United States Treasury Notes by reference to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15(519) Selected Interest Rates” or any successor release (the “H.15 Statistical Release”). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Independent Investment Banker will calculate the Treasury Yield by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). The Independent Investment Banker will round any weekly average yields so calculated to the nearest 1/100th of 1%, and will round upward for any figure of 1/200th of 1% or above. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Independent Investment Banker will select comparable rates and calculate the Treasury Yield by reference to those rates.
The Mortgage provides that if FPL at any time elects to redeem some but not all of the Offered Bonds, the Trustee will select the particular Offered Bonds to be redeemed by proration among registered holders of the Offered Bonds or, in some cases, by such other method that it deems proper as provided in the Mortgage. However, if the Offered Bonds are solely registered in the name of Cede & Co. and traded through The Depository Trust Company, or “DTC,” then DTC will select the Offered Bonds to be redeemed in accordance with its practices as described below in “—Book-Entry Only Issuance.”
If, at the time notice of redemption is given, the redemption moneys are not on deposit with the Trustee, then, if such notice so provides, the redemption shall be subject to the receipt of the redemption moneys before the Redemption Date and such notice of redemption shall be of no force or effect unless such moneys are received.
Cash deposited under any provisions of the Mortgage (with certain exceptions) may be applied to the purchase of First Mortgage Bonds of any series.
Purchase of the Offered Bonds. FPL or its affiliates may at any time and from time to time purchase all or some of the Offered Bonds at any price or prices, whether by tender, in the open market, by private agreement or otherwise, subject to applicable law.
Title. FPL and the Trustee may treat the person in whose name an Offered Bond is registered as the absolute owner of that Offered Bond for the purpose of receiving payment and for all other purposes, regardless of any notice to the contrary.
Book-Entry Only Issuance. The Offered Bonds will trade through DTC. The Offered Bonds will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee. Upon issuance of the Offered Bonds, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the Offered Bonds represented by such global certificates to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. The global certificates will be deposited with the Trustee as custodian for DTC.

Purchasers of the Offered Bonds may hold interests in a global security through DTC, Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), or Euroclear Bank SA/NV, as operator of the Euroclear System (“Euroclear”), directly if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on DTC’s books.
DTC. DTC is a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Others who clear through or maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the Securities and Exchange Commission.
Purchases of the Offered Bonds within the DTC system must be made through participants, who will receive a credit for the Offered Bonds on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records.
Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through whom they purchased Offered Bonds. Transfers of ownership in the Offered Bonds are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their Offered Bonds, except if use of the book-entry system for the Offered Bonds is discontinued.
To facilitate subsequent transfers, all Offered Bonds deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the Offered Bonds with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Offered Bonds. DTC’s records reflect only the identity of the participants to whose accounts such Offered Bonds are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of Offered Bonds may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Offered Bonds, such as redemptions, tenders, defaults and proposed amendments to the Mortgage. Beneficial owners of the Offered Bonds may wish to ascertain that the nominee holding the Offered Bonds has agreed to obtain and transmit notices to the beneficial owners.
Redemption notices will be sent to Cede & Co., as registered holder of the Offered Bonds. If less than all of the Offered Bonds are being redeemed, DTC’s practice is to determine by lot the amount of Offered Bonds of each participant to be redeemed.
Neither DTC nor Cede & Co. will itself consent or vote with respect to Offered Bonds, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to FPL as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Offered Bonds are credited on the record date. FPL believes that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Offered Bonds.

Payments of redemption proceeds, principal of, and interest on the Offered Bonds will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from FPL or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, the Trustee or FPL, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is the responsibility of FPL. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.
Except as provided in this prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of the Offered Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Offered Bonds.
DTC may discontinue providing its services as securities depositary with respect to the Offered Bonds at any time by giving reasonable notice to FPL. In the event no successor securities depositary is obtained, certificates for the Offered Bonds will be printed and delivered. FPL may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, FPL may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the Offered Bonds. In that event, certificates for such Offered Bonds will be printed and delivered. If certificates for Offered Bonds are printed and delivered,
•
the Offered Bonds will be issued in fully registered form without coupons;

•
a holder of certificated Offered Bonds would be able to exchange those Offered Bonds, without charge, for an equal aggregate principal amount of Offered Bonds of the same series, having the same issue date and with identical terms and provisions; and

•
a holder of certificated Offered Bonds would be able to transfer those Offered Bonds without cost to another holder, other than for applicable stamp taxes or other governmental charges.

Clearstream, Luxembourg. Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream, Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as Commission de Surveillance du Secteur Financier. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant, either directly or indirectly.
Distributions with respect to interests in the Offered Bonds held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures.
Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (“Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law, which are referred to collectively as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no records of or relationship with persons holding through Euroclear Participants.
Euroclear advises that investors that acquire, hold and transfer interests in the Offered Bonds by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.
Purchases of global securities under the DTC system must be made by or through direct participants, which will receive a credit for the global securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the direct and indirect participants’ records and Clearstream, Luxembourg and Euroclear will credit on their book-entry registration and transfer systems the number of Offered Bonds sold to certain non-U.S. persons to the account of institutions that have accounts with Euroclear, Clearstream, Luxembourg or their respective nominee participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participant or indirect participant through which the Beneficial Owner entered into the transaction.
Title to book-entry interests in the Offered Bonds will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Offered Bonds may be transferred within Clearstream, Luxembourg and within Euroclear and between Clearstream, Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream, Luxembourg and Euroclear. Book-entry interests in the Offered Bonds may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Offered Bonds among Clearstream, Luxembourg and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, Euroclear and DTC.
Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream, Luxembourg Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC’s rules; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within the established deadlines of such system.
Due to time-zone differences, credits of the Offered Bonds received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Offered Bonds settled during such processing will be reported to the relevant Clearstream, Luxembourg Participant or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of the Offered Bonds by or through a Clearstream, Luxembourg Participant or a Euroclear Participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Offered Bonds among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time. Neither FPL nor the Trustee will have any responsibility for the performance by DTC, Clearstream, Luxembourg and Euroclear or their direct participants or indirect participants under the rules and procedures governing DTC, Clearstream, Luxembourg or Euroclear, as the case may be.
The information in this section concerning DTC and DTC’s book-entry system, Clearstream, Luxembourg and Euroclear has been obtained from sources that FPL believes to be reliable, but none of FPL, the underwriters or the Trustee takes any responsibility for the accuracy of this information.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS
The following discussion describes certain U.S. federal income tax consequences relating to the acquisition, ownership and disposition of the Offered Bonds applicable to Non-U.S. Holders (as defined below) as of the date hereof. Except where noted, this discussion deals only with Offered Bonds that are held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), (generally, assets held for investment) by Non-U.S. Holders that purchase the Offered Bonds in the offering at their “issue price,” which will equal the first price at which a substantial amount of the Offered Bonds is sold for money to holders (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The tax treatment of a Non-U.S. Holder may vary depending on the holder’s particular situation. This discussion does not address all of the tax consequences that may be relevant to Non-U.S. Holders that may be subject to special tax treatment, such as accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements. In addition, this discussion does not address any aspects of state, local or foreign tax laws. This discussion is based on the U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date hereof, which are subject to change or differing interpretations, possibly on a retroactive basis.
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of Offered Bonds that is, for U.S. federal income tax purposes:
•
a nonresident alien individual (but not a U.S. expatriate);

•
a foreign corporation other than a “controlled foreign corporation” or a “passive foreign investment company”;

•
an estate the income of which is not subject to U.S. federal income taxation on a net income basis; or

•
a trust if no court within the U.S. is able to exercise primary supervision over its administration or if no U.S. persons have the authority to control all substantial decisions of the trust, and that does not have a valid election in effect to be treated as a domestic trust for U.S. federal income tax purposes.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Offered Bonds, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Non-U.S. Holders that are partners of partnerships holding Offered Bonds should consult their tax advisors.
Prospective investors should consult their own tax advisors as to the particular tax consequences to them of purchasing, owning and disposing of the Offered Bonds, including the application and effect of U.S. federal, state, local and foreign tax laws.
United States Federal Withholding Tax
Subject to the discussion below under “Information Reporting and Backup Withholding” and “Foreign Accounts Tax Compliance Act,” the 30% U.S. federal withholding tax that is generally imposed on interest from U.S. sources should not apply to interest paid (including any payments deemed to be payments of interest for U.S. federal income tax purposes, such as original issue discount) on an Offered Bond to a Non-U.S. Holder under the “portfolio interest exemption,” provided that:
•
the interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S.;

•
the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of FPL’s stock entitled to vote;

•
the Non-U.S. Holder is not a bank acquiring the Offered Bonds as an extension of credit entered into in the ordinary course of its trade or business;

•
the Non-U.S. Holder is not a controlled foreign corporation that is related directly or constructively to FPL through stock ownership; and

•
the Non-U.S. Holder provides to the withholding agent, in accordance with specified procedures, a statement to the effect that that such Non-U.S. Holder is not a U.S. person (generally by providing a properly executed U.S. Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other applicable and/or successor forms).

Special certification and other rules apply to certain Non-U.S. Holders that are pass through entities rather than individuals.
If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exemption described above, interest paid (including any payments deemed to be payments of interest for U.S. federal income tax purposes, such as original issue discount) on the Offered Bonds made to a Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax, unless that Non-U.S. Holder provides the withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding because they are effectively connected with your conduct of a trade or business in the U.S.
In general, the 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, or other disposition of the Offered Bonds.
United States Federal Income Tax
If a Non-U.S. Holder is engaged in a trade or business in the U.S. (and, if an applicable U.S. income tax treaty applies, the Non-U.S. Holder maintains a permanent establishment within the U.S.) and the interest is effectively connected with the conduct of that trade or business (and, if an applicable U.S. income tax treaty applies, is attributable to that permanent establishment), that Non-U.S. Holder will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if that Non-U.S. Holder were a U.S. person. In addition, if such Non-U.S. Holder is a foreign corporation, it may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
Subject to the discussion below under “Information Reporting and Backup Withholding” and “Foreign Accounts Tax Compliance Act,” any gain realized on the disposition of an Offered Bond generally will not be subject to U.S. federal income tax unless:
•
that gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if an applicable U.S. income tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the U.S.); or

•
the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Information Reporting and Backup Withholding
The amount of interest paid on the Offered Bonds to Non-U.S. Holders generally must be reported annually to the IRS. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable income tax treaty. Copies of the information returns reflecting income in respect of the Offered Bonds may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or information sharing agreement.
A Non-U.S. Holder will generally not be subject to additional information reporting or to backup withholding with respect to payments on the Offered Bonds or to information reporting or backup withholding with respect to proceeds from the sale or other disposition of Offered Bonds to or through a U.S. office of any broker, as long as the Non-U.S. Holder:
•
has furnished to the payor or broker a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other applicable and/or successor forms, certifying, under penalties of perjury, the Non-U.S. Holder’s status as a non U.S. person;

•
has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non U.S. person in accordance with applicable Treasury regulations; or

•
otherwise establishes an exemption.

The payment of the proceeds from a sale or other disposition of Offered Bonds to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, a sale or disposition of Offered Bonds will be subject to information reporting, but generally not backup withholding, if it is to or through a foreign office of a U.S. broker or a non U.S. broker with certain enumerated connections with the U.S. unless the documentation requirements described above are met or the Non-U.S. Holder otherwise establishes an exemption.
Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Prospective investors should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if applicable.
Foreign Accounts Tax Compliance Act
Under sections 1471 through 1474 of the Code (commonly referred to as the Foreign Accounts Tax Compliance Act or “FATCA”) and under associated Treasury regulations and related administrative guidance, a U.S. federal withholding tax at a 30% rate applies to interest payments on the Offered Bonds, and will apply to gross proceeds, including the return of principal, in respect of a sale or other disposition, including any redemption, of Offered Bonds occurring after December 31, 2018, in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. Treasury to withhold on certain payments and to collect and provide substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification that it does not have any “substantial United States owners” (as defined in the Code) or a certification identifying its direct or indirect substantial United States owners, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. An applicable intergovernmental agreement regarding FATCA between the U.S. and a foreign jurisdiction may modify the rules discussed in this paragraph. If U.S. federal withholding tax under FATCA, or otherwise, is required on payments made to any holder of Offered Bonds, such withheld amount will be paid to the IRS. That payment, if made, will be treated as a payment of cash to the holder of the Offered Bonds with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled. Under certain circumstances, you might be eligible for refunds or credits of such taxes from the IRS. Prospective investors should consult their tax advisors regarding the potential application of FATCA to their investment in the Offered Bonds.
The U.S. federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder’s particular situation. Prospective investors should consult their tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of Offered Bonds, including the tax consequences under state, local, foreign and other tax laws.

UNDERWRITING
The information in this section supplements the information in the “Plan of Distribution” section beginning on page 12 of the accompanying prospectus. Please read these two sections together.
FPL is selling the Offered Bonds to the underwriters named in the table below pursuant to an underwriting agreement between FPL and the underwriters named below, for whom BNP Paribas Securities Corp., Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as representatives (the “Representatives”). Subject to certain conditions, FPL has agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of Offered Bonds set forth opposite that underwriter’s name in the table below:
Underwriter	Principal Amount of Offered Bonds
BNP Paribas Securities Corp.	$
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
CIBC World Markets Corp.
KeyBanc Capital Markets Inc.
RBC Capital Markets, LLC
Academy Securities, Inc.
ICBC Standard Bank Plc
Santander Investment Securities Inc.
Drexel Hamilton, LLC
Total	$

Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the Offered Bonds when and if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitment of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the Offered Bonds to the public when and if the underwriters buy the Offered Bonds from FPL.
FPL will compensate the underwriters by selling the Offered Bonds to them at a price that is less than the price to public set forth on the cover page of this prospectus supplement by the amount of the “Underwriting Discount” set forth in the table below. The underwriters will sell the Offered Bonds to the public at the price to public and may sell the Offered Bonds to certain dealers at a price that is less than the price to public by no more than the amount of the “Initial Dealers’ Concession” set forth in the table below. The underwriters and such dealers may sell the Offered Bonds to certain other dealers at a price that is less than the price to public by no more than the amounts of the “Initial Dealers’ Concession” and the “Reallowed Dealers’ Concession” set forth in the table below.
(expressed as a percentage of principal amount)
Underwriting Discount	%
Initial Dealers’ Concession	%
Reallowed Dealers’ Concession	%
An underwriter may reject any or all offers for the Offered Bonds. After the initial public offering of the Offered Bonds, the underwriters may change the offering price and other selling terms of the Offered Bonds.

New Issue
The Offered Bonds are a new issue of securities with no established trading market. FPL does not intend to apply to list the Offered Bonds on a securities exchange. The underwriters have advised FPL that they intend to make a market in the Offered Bonds but are not obligated to do so and may discontinue such market-making activities at any time without notice. FPL cannot give any assurance as to the maintenance of any trading market for, or the liquidity of, the Offered Bonds.
Price Stabilization and Short Positions
In connection with the offering, the Representatives, on behalf of the underwriters, may purchase and sell the Offered Bonds in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment includes syndicate sales of Offered Bonds in excess of the principal amount of Offered Bonds to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Offered Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Offered Bonds made for the purpose of preventing or retarding a decline in the market price of the Offered Bonds while the offering is in progress.
The underwriters may also impose a penalty bid. Penalty bids permit the underwriters to reclaim an initial dealers’ concession from a syndicate member when any of the Representatives, in covering syndicate short positions or making stabilizing purchases, repurchases the Offered Bonds originally sold by that syndicate member.
Any of these activities may cause the price of the Offered Bonds to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.
Selling Restrictions
General
The Offered Bonds are being offered for sale in the United States and in certain jurisdictions outside the United States, subject to applicable law.
Canada
The Offered Bonds may be sold only to purchasers resident in Ontario, Quebec, Alberta, British Columbia, Nova Scotia, New Brunswick and Prince Edward Island purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Offered Bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Union Prospectus Directive
In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that it has not made and will not make an offer of the Offered Bonds which are the subject of the offering contemplated by this prospectus supplement in that Relevant Member State other than:
(a)
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant underwriter nominated by FPL for any such offer; or

(c)
in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the Offered Bonds referred to in (a), (b) or (c) above shall require FPL or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of these “Selling Restrictions” provisions, the expression an “offer of the Offered Bonds to the public” in relation to any Offered Bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Bonds to be offered so as to enable an investor to decide to purchase or subscribe for the Offered Bonds, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.
Prohibition of Sales to EEA Retail Investors
The Offered Bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (IMD), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the Offered Bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Offered Bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.
United Kingdom
In the United Kingdom, this offering document is only being distributed to and is only directed at persons (i) who fall within Article 19(5) (“investment professionals”) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 as amended (the “Financial Promotion Order”) or (ii) who fall within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order or (iii) who are persons to whom this offering document may otherwise lawfully be communicated without the need for such document to be approved, made or directed by an “authorised person” (as defined by Section 31(2) of the Financial Services and Markets Act 2000 (the “FSMA”)) under Section 21 of the FSMA (all such persons together being referred to as “relevant persons”).
In the United Kingdom, any investment or investment activity to which this offering document relates, including the Offered Bonds, is available only to relevant persons and will be engaged in only with relevant persons. In the United Kingdom, this offering document must not be acted on or relied on by persons who are not relevant persons.
Each underwriter has represented and agreed that:
•
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Offered Bonds in circumstances in which Section 21(1) of the FSMA does not apply to FPL; and

•
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Bonds in, from or otherwise involving the United Kingdom.

Hong Kong
Each underwriter has represented and agreed that the Offered Bonds may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Offered Bonds may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Offered Bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Japan
The Offered Bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended) (the “FIEA”) and accordingly, each underwriter has represented and agreed that it will not offer or sell any Offered Bonds, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person, or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Japanese person except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and all other applicable laws, regulations and governmental guidelines of Japan in effect at the relevant time. For the purposes of this paragraph, “Japanese person” means any person who is a resident of Japan, including any corporation or other entity organized under the laws of Japan.
Singapore
Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Offered Bonds may not be circulated or distributed, nor may the Offered Bonds be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Offered Bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed or purchased the Offered Bonds under an offer made pursuant to Section 275 of the SFA except: (1) to an institutional investor pursuant to Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA, (2) where no consideration is or will be given for the transfer, (3) where the transfer is by operation of law, (4) as specified in Section 276(7) of the SFA, or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.
Switzerland
FPL has not registered, and will not register, with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus supplement and the accompanying prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the Offered Bonds have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the Offered Bonds offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The Offered Bonds may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and the accompanying prospectus and any other materials relating to the Offered Bonds are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offers described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. FPL has not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement and the accompanying prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.
Taiwan
The Offered Bonds have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration or filing with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized or will be authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the Offered Bonds in Taiwan.
United Arab Emirates
This prospectus supplement and the accompanying prospectus have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority, a regulatory authority of the Dubai International Financial Centre.
This prospectus supplement and the accompanying prospectus are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each underwriter has represented and agreed that the Offered Bonds have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange.
The issue and/or sale of the Offered Bonds has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE, and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as

amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise), and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.
Expenses and Indemnification
FPL estimates that its expenses in connection with the sale of the Offered Bonds, other than underwriting discounts, will be approximately $          million. This estimate includes expenses relating to Florida taxes, printing, rating agency fees, trustee’s fees and legal fees, among other expenses.
FPL has agreed to indemnify the several underwriters against, or to contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.
Certain Relationships
The underwriters and their respective affiliates may engage in transactions with, and may perform services for, FPL and its affiliates in the ordinary course of business and have engaged, and may engage in the future, in commercial banking and/or investment banking transactions with FPL and its affiliates.
ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the U.S. Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase the Offered Bonds that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase the Offered Bonds that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Offered Bonds constituting part of its allotment solely outside the United States.
LEGAL OPINIONS
The information in this section supplements the information in the “Legal Opinions” section on page 13 of the accompanying prospectus.
Morgan, Lewis & Bockius LLP, New York, New York and Squire Patton Boggs (US) LLP, Miami, Florida, co-counsel to FPL, will pass upon the legality of the securities offered hereby for FPL. Hunton Andrews Kurth LLP, New York, New York, will pass upon the legality of the securities offered hereby for the underwriters. Morgan, Lewis & Bockius LLP and Hunton Andrews Kurth LLP may rely as to all matters of Florida law upon the opinion of Squire Patton Boggs (US) LLP. Squire Patton Boggs (US) LLP may rely as to all matters of New York law upon the opinion of Morgan, Lewis & Bockius LLP.

PROSPECTUS
Florida Power & Light Company
Preferred Stock,
Warrants,
First Mortgage Bonds,
Senior Debt Securities
and
Subordinated Debt Securities

Florida Power & Light Company may offer any combination of the securities described in this prospectus in one or more offerings from time to time in amounts authorized from time to time. This prospectus may also be used by a selling securityholder of the securities described herein.
Florida Power & Light Company will provide specific terms of the securities, including the offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.
Florida Power & Light Company may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution” section beginning on page 12 of this prospectus also provides more information on this topic.

See “Risk Factors” beginning on page 3 of this prospectus to read about certain factors you should consider before purchasing any of the securities being offered.
Florida Power & Light Company’s principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408-0420, telephone number (561) 694-4000, and their mailing address is P.O. Box 14000, Juno Beach, Florida 33408-0420.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
July 8, 2015

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that Florida Power & Light Company (“FPL”) and certain of its affiliates have filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process.
Under this shelf registration process, FPL may issue and sell any combination of the securities described in this prospectus in one or more offerings from time to time in amounts authorized by the board of directors of FPL. FPL may offer any of the following securities: preferred stock, warrants to purchase preferred stock, first mortgage bonds, senior debt securities and subordinated debt securities.
This prospectus provides you with a general description of the securities that FPL may offer. Each time FPL sells securities, FPL will provide a prospectus supplement that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will be discussed in the applicable prospectus supplement if necessary. The applicable prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.
RISK FACTORS
Before purchasing the securities, investors should carefully consider the risk factors described in FPL’s annual, quarterly and current reports filed with the SEC under the Securities Exchange Act of 1934, which are incorporated by reference into this prospectus, together with the other information incorporated by reference or provided in this prospectus or in a related prospectus supplement in order to evaluate an investment in the securities.
FLORIDA POWER & LIGHT COMPANY
FPL is a rate-regulated electric utility engaged primarily in the generation, transmission, distribution and sale of electric energy in Florida. FPL is the largest electric utility in the state of Florida and one of the largest electric utilities in the U.S. based on retail megawatt-hour sales. FPL, with 25,092 megawatts of generating capacity at December 31, 2014, supplies electric service throughout most of the east and lower west coasts of Florida, serving more than 9 million people through approximately 4.8 million customer accounts as of March 31, 2015. FPL, which was incorporated under the laws of Florida in 1925, is a wholly-owned subsidiary of NextEra Energy, Inc. (“NEE”).
USE OF PROCEEDS
Unless otherwise stated in a prospectus supplement, FPL will add the net proceeds from the sale of its securities to its general funds. FPL uses its general funds for corporate purposes, including to repay short-term borrowings, to repay, redeem or repurchase outstanding debt and to finance the acquisition or construction of additional electric facilities and capital improvements to and maintenance of existing facilities. FPL may temporarily invest any proceeds that it does not need to use immediately in short-term instruments.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS
TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
The following table shows FPL’s consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to combined fixed charges and preferred stock dividends for each of its last five fiscal years:
Years Ended December 31,
2014	2013	2012	2011	2010
6.21	5.84	5.43	5.18	4.95
FPL’s consolidated ratio of earnings to fixed charges and consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the three months ended March 31, 2015 was 5.65.
WHERE YOU CAN FIND MORE INFORMATION
FPL files annual, quarterly and other reports and other information with the SEC. You can read and copy any information filed by FPL with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.
In addition, the SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including FPL. FPL also maintains an Internet site (www.fpl.com). Information on FPL’s Internet site is not a part of this prospectus.
INCORPORATION BY REFERENCE
The SEC allows FPL to “incorporate by reference” information that FPL files with the SEC, which means that FPL may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in any subsequently filed document which also is or is deemed to be incorporated in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. FPL is incorporating by reference the documents listed below and any future filings FPL makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus (other than any documents, or portions of documents, not deemed to be filed) until FPL sells all of the securities covered by the registration statement:
(1)
FPL’s Annual Report on Form 10-K for the year ended December 31, 2014,

(2)
FPL’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, and

(3)
FPL’s Current Report on Form 8-K filed with the SEC on March 11, 2015 (excluding that portion furnished and not filed).

You may request a copy of these documents, at no cost to you, by writing or calling Thomas P. Giblin, Jr., Esq., Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, (212) 309-6000. FPL will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.

FORWARD-LOOKING STATEMENTS
In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, FPL is herein filing cautionary statements identifying important factors that could cause FPL’s actual results to differ materially from those projected in forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, made by or on behalf of FPL in this prospectus or any prospectus supplement, in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, strategies, future events or performance (often, but not always, through the use of words or phrases such as “may result,” “are expected to,” “will continue,” “is anticipated,” “aim,” “believe,” “will,” “could,” “should,” “would,” “estimated,” “may,” “plan,” “potential,” “future,” “projection,” “goals,” “target,” “outlook,” “predict,” and “intend” or words of similar meaning) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, important factors discussed in FPL’s reports that are incorporated herein by reference (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could have a significant impact on FPL’s operations and financial results, and could cause FPL’s actual results to differ materially from those contained or implied in forward-looking statements made by or on behalf of FPL.
Any forward-looking statement speaks only as of the date on which that statement is made, and FPL undertakes no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which that statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.
The issues and associated risks and uncertainties discussed in the reports that are incorporated herein by reference are not the only ones FPL may face. Additional issues may arise or become material as the energy industry evolves. The risks and uncertainties associated with those additional issues could impair FPL’s business in the future.
DESCRIPTION OF PREFERRED STOCK
General. The following statements describing FPL’s preferred stock are not intended to be a complete description. For additional information, please see FPL’s Restated Articles of Incorporation, as currently in effect (“Charter”), and its Amended and Restated Bylaws, as currently in effect. You should read this summary together with the articles of amendment to the Charter, which will describe the terms of any preferred stock to be offered hereby, for a complete understanding of all the provisions. Each of these documents has previously been filed, or will be filed, with the SEC and each is or will be an exhibit to the registration statement filed with the SEC of which this prospectus is a part. Reference is also made to the Florida Business Corporation Act and other applicable laws.
The Charter currently authorizes three classes of preferred stock. No shares of preferred stock are presently outstanding. Unless the Charter is amended prior to the offering of the preferred stock offered hereunder to change the class or classes of preferred stock authorized to be issued, the preferred stock offered hereunder will be one or more series of FPL’s Preferred Stock, $100 par value per share (“Serial Preferred Stock”) and/or one or more series of FPL’s Preferred Stock, without par value (“No Par Preferred Stock”). Under the Charter, 10,414,100 shares of Serial Preferred Stock and 5,000,000 shares of No Par Preferred Stock are available for issuance. The Charter also authorizes the issuance of 5,000,000 shares of Subordinated Preferred Stock, without par value (“Subordinated Preferred Stock”). References in this “Description of Preferred Stock” section of this prospectus to preferred stock do not include the Subordinated Preferred Stock.

In the event that the Charter is amended to change its authorized preferred stock, the authorized preferred stock will be described in a prospectus supplement.
Some terms of a series of preferred stock may differ from those of another series. The terms of any preferred stock being offered will be described in a prospectus supplement. These terms will also be described in articles of amendment to the Charter, which will establish the terms of the preferred stock being offered. These terms will include any of the following that apply to that series:
(1)
the class of preferred stock, the number of shares in the series and the title of that series of preferred stock,

(2)
the annual rate or rates of dividends payable and the date from which such dividends shall commence to accrue,

(3)
the terms and conditions, including the redemption price and the date or dates, on which the shares of the series of preferred stock may be redeemed or converted into another class of security, the manner of effecting such redemption and any restrictions on such redemptions,

(4)
any sinking fund or other provisions that would obligate FPL to redeem or repurchase shares of the series of preferred stock, and

(5)
with respect to the No Par Preferred Stock only, variations with respect to whole or fractional voting rights and involuntary liquidation values.

Voting Rights. NEE, as the owner of all of FPL’s common stock, has sole voting power with respect to FPL, except as provided in the Charter or as otherwise required by law. The voting rights provided in the Charter relating to the Serial Preferred Stock and the No Par Preferred Stock will be described in the applicable prospectus supplement relating to any particular preferred stock being offered.
Liquidation Rights. In the event of any voluntary liquidation, dissolution or winding up of FPL, unless otherwise described in a related prospectus supplement, the Serial Preferred Stock and No Par Preferred Stock will rank pari passu with all classes of preferred stock then outstanding and shall have a preference over each series of the Subordinated Preferred Stock (none of which has been issued or is currently outstanding) and the common stock until an amount equal to the then current redemption price shall have been paid. In the event of any involuntary liquidation, dissolution or winding up of FPL,
(1)
the Serial Preferred Stock will rank pari passu with all classes of preferred stock then outstanding and shall also have a preference over each series of the Subordinated Preferred Stock and the common stock until $100 per share shall have been paid, and

(2)
the No Par Preferred Stock will rank pari passu with all classes of FPL’s preferred stock then outstanding and shall also have a preference over each series of Subordinated Preferred Stock and the common stock until the full involuntary liquidation value thereof, as established upon issuance of the applicable series of No Par Preferred Stock, shall have been paid, plus, in each case, all accumulated and unpaid dividends thereon, if any. Any changes to the liquidation rights of the Serial Preferred Stock and the No Par Preferred Stock will be described in a prospectus supplement relating to any preferred stock being offered.
DESCRIPTION OF WARRANTS
FPL may issue warrants to purchase preferred stock. The terms of any such warrants being offered and any related warrant agreement between FPL and a warrant agent will be described in a prospectus supplement.

DESCRIPTION OF BONDS
General. FPL will issue first mortgage bonds, in one or more series, under its Mortgage and Deed of Trust dated as of January 1, 1944, with Deutsche Bank Trust Company Americas, as Trustee, which has been amended and supplemented in the past, may be supplemented prior to the issuance of these first mortgage bonds, and which will be supplemented again by one or more supplemental indentures relating to these first mortgage bonds. The Mortgage and Deed of Trust, as amended and supplemented, is referred to in this prospectus as the “Mortgage.” The first mortgage bonds offered pursuant to this prospectus and any applicable prospectus supplement are referred to as the “Bonds.”
FPL may issue an unlimited amount of First Mortgage Bonds under the Mortgage so long as it meets the issuance tests set forth in the Mortgage, which are generally described below under “—Issuance of Additional Bonds.” The Bonds and all other first mortgage bonds issued under the Mortgage are collectively referred to in this prospectus as the “First Mortgage Bonds.”
This section briefly summarizes some of the terms of the Bonds and some of the provisions of the Mortgage and uses some terms that are not defined in this prospectus but that are defined in the Mortgage. This summary is not complete. You should read this summary together with the Mortgage and the supplemental indenture creating the Bonds for a complete understanding of all the provisions. The Mortgage and the form of supplemental indenture have previously been filed with the SEC, and are exhibits to the registration statement filed with the SEC of which this prospectus is a part. In addition, the Mortgage is qualified as an indenture under the Trust Indenture Act of 1939 and is therefore subject to the provisions of the Trust Indenture Act of 1939. You should read the Trust Indenture Act of 1939 for a complete understanding of its provisions.
All Bonds of one series need not be issued at the same time, and a series may be re-opened for issuances of additional Bonds of such particular series. This means that FPL may from time to time, without notice to, or the consent of any existing holders of the previously-issued Bonds of a particular series, create and issue additional Bonds of such series. Such additional Bonds will have the same terms as the previously-issued Bonds of such series in all respects except for the issue date and, if applicable, the initial interest payment date. The additional Bonds will be consolidated and form a single series with the previously-issued Bonds of such series.
Each series of Bonds may have different terms. FPL will include some or all of the following information about a specific series of Bonds in a prospectus supplement relating to that specific series of Bonds:
(1)
the designation and series of those Bonds,

(2)
the aggregate principal amount of those Bonds,

(3)
the offering price of those Bonds,

(4)
the date(s) on which those Bonds will mature,

(5)
the interest rate(s) for those Bonds, or how the interest rate(s) will be determined,

(6)
the dates on which FPL will pay the interest on those Bonds,

(7)
the denominations in which FPL may issue those Bonds, if other than denominations of  $1,000 or multiples of  $1,000,

(8)
the place where the principal of and interest on those Bonds will be payable, if other than at Deutsche Bank Trust Company Americas in New York City,

(9)
the currency or currencies in which payment of the principal of and interest on those Bonds may be made, if other than U.S. dollars,

(10)
the terms pursuant to which FPL may redeem any of those Bonds,

(11)
whether all or a portion of those Bonds will be in global form, and

(12)
any other terms or provisions relating to those Bonds that are not inconsistent with the provisions of the Mortgage.

FPL will issue the Bonds in fully registered form without coupons, unless otherwise stated in a prospectus supplement. A holder of Bonds may exchange those Bonds, without charge, for an equal aggregate principal amount of Bonds of the same series, having the same issue date and with identical terms and provisions, unless otherwise stated in a prospectus supplement. A holder of Bonds may transfer those Bonds without cost to the holder, other than for applicable stamp taxes or other governmental charges, unless otherwise stated in a prospectus supplement.
Special Provisions for Retirement of Bonds. If, during any 12 month period, any governmental body orders FPL to dispose of mortgaged property, or buys mortgaged property from FPL, and FPL receives $10 million or more from the sale or disposition, then, in most cases, FPL must use that money to redeem First Mortgage Bonds. If this occurs, FPL may redeem First Mortgage Bonds of any series that are redeemable for such reason at the redemption prices applicable to those First Mortgage Bonds. If any Bonds are so redeemable, the redemption prices applicable to those Bonds will be set forth in a prospectus supplement.
Security. The Mortgage secures the Bonds as well as all other First Mortgage Bonds already issued under the Mortgage and still outstanding. FPL may issue more First Mortgage Bonds in the future and those First Mortgage Bonds will also be secured by the Mortgage. The Mortgage constitutes a first mortgage lien on all of the properties and franchises that FPL owns, except as discussed below.
The lien of the Mortgage is or may be subject to the following:
(1)
leases of minor portions of FPL’s property to others for uses that do not interfere with FPL’s business,

(2)
leases of certain property that is not used in FPL’s electric business,

(3)
Excepted Encumbrances, which include certain tax and real estate liens, and specified rights, easements, restrictions and other obligations, and

(4)
vendors’ liens, purchase money mortgages and liens on property that already exist at the time FPL acquires that property.

The Mortgage does not create a lien on the following “excepted property”:
(1)
cash and securities,

(2)
certain equipment, materials or supplies and fuel (including nuclear fuel unless it is expressly subjected to the lien of the Mortgage),

(3)
automobiles and other vehicles,

(4)
receivables, contracts, leases and operating agreements,

(5)
materials or products, including electric energy, that FPL generates, produces or purchases for sale or use by FPL, and

(6)
timber, minerals, mineral rights and royalties.

The Mortgage will generally also create a lien on property that FPL acquires after the date of this prospectus, other than “excepted property.” However, if FPL consolidates with or merges into, or transfers substantially all of the mortgaged property to, another company, the lien created by the Mortgage will generally not cover the property of the successor company, other than the mortgaged property that it acquires from FPL and improvements, replacements and additions to the mortgaged property.

The Mortgage provides that the Trustee has a lien on the mortgaged property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. This lien takes priority over the lien securing the Bonds.
Issuance of Additional Bonds. FPL may issue an unlimited amount of First Mortgage Bonds under the Mortgage so long as it meets the issuance tests set forth in the Mortgage, which are generally described below. FPL may issue Bonds from time to time in an amount equal to:
(1)
60% of unfunded Property Additions after adjustments to offset retirements,

(2)
the amount of retired First Mortgage Bonds or Qualified Lien Bonds (as such term is defined in the Mortgage), and

(3)
the amount of cash that FPL deposits with the Trustee.

“Property Additions” generally include the following:
(a)
plants, lines, pipes, mains, cables, machinery, boilers, transmission lines, pipe lines, distribution systems, service systems and supply systems,

(b)
nuclear fuel that has been expressly subjected to the lien of the Mortgage,

(c)
railroad cars, barges and other transportation equipment (other than trucks) for the transportation of fuel, and

(d)
other property, real or personal, and improvements, extensions, additions, renewals or replacements located within the United States of America or its coastal waters.

FPL may use any mortgaged property of the type described in (a) through (d) immediately above as Property Additions whether or not that property is in operation and prior to obtaining permits or licenses relating to that property. Securities, fuel (including nuclear fuel unless expressly subjected to the lien of the Mortgage), automobiles or other vehicles, or property used principally for the production or gathering of natural gas will not qualify as Property Additions. The Mortgage contains restrictions on the issuance of First Mortgage Bonds based on Property Additions that are subject to other liens and upon the increase of the amount of those liens.
In most cases, FPL may not issue Bonds unless it meets the “net earnings” test set forth in the Mortgage, which requires, generally, that FPL’s adjusted net earnings (before income taxes) for 12 consecutive months out of the 15 months preceding the issuance must have been either:
(1)
at least twice the annual interest requirements on all First Mortgage Bonds at the time outstanding, including the Bonds that FPL proposes to issue at the pertinent time, and all indebtedness of FPL that ranks prior or equal to the First Mortgage Bonds, or

(2)
at least 10% of the principal amount of all First Mortgage Bonds at the time outstanding, including the Bonds that FPL proposes to issue at the pertinent time, and all indebtedness of FPL that ranks prior or equal to the First Mortgage Bonds.

The Mortgage requires FPL to replace obsolete or worn out mortgaged property and specifies certain deductions to FPL’s adjusted net earnings for property repairs, retirement, additions and maintenance. With certain exceptions, FPL does not need to meet the “net earnings” test to issue Bonds if the issuance is based on retired First Mortgage Bonds or Qualified Lien Bonds.
As of March 31, 2015, FPL could have issued under the Mortgage in excess of  $11.2 billion of additional First Mortgage Bonds based on unfunded Property Additions and in excess of  $5.8 billion of additional First Mortgage Bonds based on retired First Mortgage Bonds.

Release and Substitution of Property. FPL may release property from the lien of the Mortgage if it does any of the following in an aggregate amount equal to the fair value of the property to be released:
(1)
deposits with the Trustee, cash or, to a limited extent, purchase money mortgages,

(2)
uses unfunded Property Additions acquired by FPL in the last five years, or

(3)
waives its right to issue First Mortgage Bonds,

in each case without satisfying any net earnings requirement.
If FPL deposits cash so that it may release property from the lien of the Mortgage or so that it may issue additional First Mortgage Bonds, it may withdraw that cash if it uses unfunded Property Additions or waives its right to issue First Mortgage Bonds without satisfying any net earnings requirement in an amount equal to the cash that FPL seeks to withdraw.
When property released from the lien of the Mortgage is not Funded Property (as such term is defined in the Mortgage), then, if FPL acquires new Property Additions and files the necessary certificates and opinions with the Trustee within two years after such release:
(1)
Property Additions used for the release of that property will not (subject to some exceptions) be considered Funded Property, and

(2)
any waiver by FPL of its right to issue First Mortgage Bonds, which waiver is used for the release of that property, will cease to be an effective waiver and FPL will regain the right to issue those First Mortgage Bonds.

The Mortgage contains provisions relating to the withdrawal or application of cash proceeds of mortgaged property that is not Funded Property that are deposited with the Trustee, which provisions are similar to the provisions relating to release of that property. The Mortgage contains special provisions relating to pledged Qualified Lien Bonds and the disposition of money received on those Qualified Lien Bonds.
FPL does not need a release from the Mortgage in order to use its nuclear fuel even if that nuclear fuel has been expressly subjected to the lien and operation of the Mortgage.
Dividend Restrictions. In some cases, the Mortgage restricts the amount of retained earnings that FPL can use to pay cash dividends on its common stock. The restricted amount may change depending on factors set out in the Mortgage. Other than this restriction on the payment of common stock dividends, the Mortgage does not restrict FPL’s use of retained earnings. As of March 31, 2015, no retained earnings were restricted by these provisions of the Mortgage.
Modification of the Mortgage. Generally the rights of all of the holders of First Mortgage Bonds may be modified with the consent of the holders of 66-2/3% of the principal amount of all of the outstanding First Mortgage Bonds. However, if less than all series of First Mortgage Bonds are affected by a modification, that modification also requires the consent of the holders of 66-2/3% of the principal amount of all of the outstanding First Mortgage Bonds of each series affected.
FPL has the right to amend the Mortgage without the consent of the holders of any series of First Mortgage Bonds (including the Bonds) to permit modification of the Mortgage generally with the consent of the holders of only a majority of the First Mortgage Bonds affected by the modification. FPL may exercise this right to amend the Mortgage at any time.
Notwithstanding modifications of the Mortgage described above, in most cases, the following modifications will not be effective against any holder of First Mortgage Bonds affected by the modification unless that holder consents:
(1)
modification of the terms of payment of principal and interest payable to that holder,

(2)
modification creating an equal or prior lien on the mortgaged property or depriving that holder of the benefit of the lien of the Mortgage, and

(3)
modification reducing the percentage vote required for modification (except as described above).

Default and Notice Thereof. The following are defaults under the Mortgage:
(1)
failure to pay the principal of any First Mortgage Bond when due,

(2)
failure to pay interest on any First Mortgage Bond for 60 days after that interest is due,

(3)
failure to pay principal of or interest on any Qualified Lien Bond beyond any applicable grace period for the payment of that principal or interest,

(4)
failure to pay any installments of funds for retirement of First Mortgage Bonds for 60 days after that installment is due,

(5)
certain events in bankruptcy, insolvency or reorganization pertaining to FPL, and

(6)
the expiration of 90 days following notice by the Trustee or the holders of 15% of the First Mortgage Bonds relating to any failure by FPL to perform its other covenants under the Mortgage.

Except in the case of failure to pay principal, interest or any installment for retirement of First Mortgage Bonds, the Trustee may withhold notice of default if it believes that withholding the notice is in the interests of the holders of First Mortgage Bonds.
Upon a default, the Trustee or holders of 25% of the First Mortgage Bonds may declare the principal and the interest due. The holders of a majority of the First Mortgage Bonds may annul that declaration if the default has been cured. No holder of First Mortgage Bonds may enforce the lien of the Mortgage unless the following things have occurred:
(1)
the holder has given the Trustee written notice of a default,

(2)
the holders of 25% of the First Mortgage Bonds have requested the Trustee to act and offered it reasonable opportunity to act and indemnity satisfactory to the Trustee for the costs, expenses and liabilities that the Trustee may incur by acting, and

(3)
the Trustee has failed to act.

Notwithstanding the foregoing, a holder of First Mortgage Bonds has the right to sue FPL if FPL fails to pay, when due, interest or principal on those First Mortgage Bonds, unless that holder gives up that right.
The Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that the repayment is not reasonably assured. The holders of a majority of the First Mortgage Bonds may direct the time, method, and place of conducting any proceedings for any remedy available to the Trustee, or exercising any of the Trustee’s powers.
Satisfaction and Discharge of Mortgage. The Mortgage may be satisfied and discharged if and when FPL provides for the payment of all of the First Mortgage Bonds and all other sums due under the Mortgage.
Evidence to be Furnished to the Trustee. FPL furnishes written statements of FPL’s officers, or persons selected or paid by FPL, annually (and when certain events occur) to the Trustee to show that FPL is in compliance with Mortgage provisions and that there are no defaults under the Mortgage. In some cases, these written statements must be provided by counsel or by an independent accountant, appraiser or engineer.

DESCRIPTION OF SENIOR DEBT SECURITIES
FPL may issue its senior debt securities (other than the Bonds), in one or more series, under one or more indentures between FPL and The Bank of New York Mellon, as trustee. The terms of any offered senior debt securities and the applicable indenture will be described in a prospectus supplement.
DESCRIPTION OF SUBORDINATED DEBT SECURITIES
FPL may issue its subordinated debt securities, in one or more series, under one or more indentures between FPL and The Bank of New York Mellon, as trustee. The terms of any offered subordinated debt securities and the applicable indenture will be described in a prospectus supplement.
INFORMATION CONCERNING THE TRUSTEES
FPL and its affiliates, including NEE and NextEra Energy Capital Holdings, Inc., maintain various banking and trust relationships with Deutsche Bank Trust Company Americas.
FPL and its affiliates, including NEE and NextEra Energy Capital Holdings, Inc., also maintain various banking and trust relationships with The Bank of New York Mellon and its affiliates.
PLAN OF DISTRIBUTION
FPL may sell the securities offered pursuant to this prospectus (“Offered Securities”):
(1)
through underwriters or dealers,

(2)
through agents, or

(3)
directly to one or more purchasers.

This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.
Through Underwriters or Dealers. If FPL uses underwriters in the sale of the Offered Securities, the underwriters will acquire the Offered Securities for their own account. The underwriters may resell the Offered Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the Offered Securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to the Offered Securities, the obligations of the underwriters to purchase those Offered Securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of those Offered Securities if they purchase any of them. If FPL uses a dealer in the sale, FPL will sell the Offered Securities to the dealer as principal. The dealer may then resell those Offered Securities at varying prices determined at the time of resale.
Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
Through Agents. FPL may designate one or more agents to sell the Offered Securities. Unless otherwise stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

Directly. FPL may sell the Offered Securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved.
General Information. A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to FPL from the sale of the Offered Securities, any initial public offering price and other terms of the offering of those Offered Securities.
FPL may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the Offered Securities from FPL at the public offering price and on the terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.
The Offered Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which are referred to herein as the “remarketing firms,” acting as principals for their own accounts or as agent for FPL, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with FPL, and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.
FPL may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by FPL or borrowed from any of them or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from FPL in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.
FPL may have agreements to indemnify underwriters, dealers and agents against, or to contribute to payments which the underwriters, dealers and agents may be required to make in respect of, certain civil liabilities, including liabilities under the Securities Act of 1933.
EXPERTS
The consolidated financial statements incorporated in this prospectus by reference from Florida Power & Light Company’s Annual Report on Form 10-K and the effectiveness of Florida Power & Light Company and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
LEGAL OPINIONS
Morgan, Lewis & Bockius LLP, New York, New York and Squire Patton Boggs (US) LLP, West Palm Beach, Florida, co-counsel to FPL, will pass upon the legality of the Offered Securities for FPL. Hunton & Williams LLP, New York, New York, will pass upon the legality of the Offered Securities for any underwriters, dealers or agents. Morgan, Lewis & Bockius LLP and Hunton & Williams LLP may rely as to all matters of Florida law upon the opinion of Squire Patton Boggs (US) LLP. Squire Patton Boggs (US) LLP may rely as to all matters of New York law upon the opinion of Morgan, Lewis & Bockius LLP.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement or in any written communication from FPL specifying the final terms of a particular offering of securities. FPL has not authorized anyone else to provide you with additional or different information. FPL is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

Florida Power & Light Company
First Mortgage Bonds,
$                  % Series due June 1, 2048

PROSPECTUS SUPPLEMENT

May   , 2018

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Academy Securities	ICBC Standard Bank	Santander

Drexel Hamilton